Exhibit 99.1
Medovex Corporation Releases Letter to Shareholders

ATLANTA, GA--(Marketwired – Aug 11, 2016) - Medovex Corp. (NASDAQ: MDVX), a developer of medical technology products, today released the following open letter to shareholders:

Dear Fellow Shareholder,

I want to personally thank you for your continuing investment in Medovex.

Since my last letter, we have achieved great strides in the development of our flagship product, the DenerveX(TM) System. The DenerveX System is designed to provide relief from debilitating pain associated with Facet Joint Syndrome (FJS). Lower back pain remains the second most common cause of disability in the U.S., and affects approximately 10% of adults. Studies indicate that that 31% of lower back pain cases are attributed to FJS.

The DenerveX system combines two actions into one minimally invasive device, which will potentially improve patient outcomes. The combined procedure is designed to and is expected to provide longer lasting pain relief than competitive offerings, while potentially lowering costs to the health care system.

In October 15, 2015, we conducted a very successful DenerveX System cadaver lab study at the North American Spine Society (NASS) meeting in Chicago, IL with 17 spine surgeons from several European countries as part of our pre-launch strategy. One of the most recognized expert spine surgeon attendees made the following comment after observing the use of the DenerveX device.

Dr. Ritter-Lang, advisor and leading spine surgeon from Germany stated, “"The DenerveX is a safe treatment to address facet joint disease in an easy and fast approach with a new and innovative technology. A missing link to successfully treat pain related to the facet joint."

In January, we followed up by attending Forum Spine Surgery of the German Spine Society where more than 150 leading spine surgeons from Germany, the European Union and the United States were in attendance where we provided demonstrations and introductory training for the DenerveX System.

More recent accomplishments include:

On January 14, 2016, The DenerveX Device Kit and Pro-40 generator was tested as a working system under rigorous conditions using many of the standards required under GLP evaluation models (Good Laboratory Practice), which is an accepted standard in the medical technology field for commercialization. According to Scott Haufe M.D., Medical Director, inventor and co-developer of the DenerveX Device and the physician performing this latest test and evaluation, "The DenerveX device and Pro-40 generator worked excellently together in this living tissue model as expected. We believe the DenerveX procedure as designed, has the potential to fit very well into the way these patients should be treated as a future new standard."

On February 4, 2016, we announced that the reimbursement authority in Germany had released new reimbursement payment coding for the DenerveX System technology for the treatment of the Facet Joint Syndrome. The new reimbursement coding was released in the Diagnosis-Related Group (DRG) system in 2016 in Germany. This new coding allows for hospitals and outpatient centers to receive reimbursement for the use of the DenerveX System.

On April 5, 2016, we announced that we had entered into an international distribution agreement with Innosurge, a supplier of innovative orthopedic surgery equipment. The agreement covers the distribution of its DenerveX System throughout Scandinavia, including Denmark, Sweden, Norway and Finland.

On May 7, 2016, we announced that we had placed our first commercial order for the DenerveX Pro-40 Power Generator in preparation for its anticipated European launch later this year.

On June 2, 2016, we announced that we had completed our first live tissue test via receipt of positive test results from January’s non-human living tissue test of the DenerveX System.

On June 6, 2016, we announced that its DenerveX System had successfully been used in its most extensive live tissue test to date completing an extensive twelve subject live tissue laboratory using the most stringent standards for Good Laboratory Practice standards (GLP) using the final pre-production model device and generator.

On August 8, 2016, we filed a form 8k with the SEC disclosing that we entered into a Unit Purchase Agreement with selected accredited investors for proceeds of $1,150,000, led by a $750,000 investment by Sorrento Therapeutics Inc., in a private placement of common stock and warrants at a fixed purchase price. The proceeds allow the Company to finalize testing of the DenerveX System while providing additional working capital.

The DenerveX Device Kit and Pro-40 generator was tested as a working system under rigorous conditions using all of the required federal and international standards. The GLP evaluation is an accepted standard in the medical technology field for commercialization under Title 21 of the Code of Federal Regulations. Good Laboratory Practice for Non-Clinical Laboratory Studies contain the highest federal standards that medical technology company's must meet prior in submitting for regulatory approval in the U.S. and the European Union.

We are pleased that The DenerveX Device has now proven itself in a total of 16 animal tests, three cadaver labs with at least four cadavers in each lab and numerous bench tests over the course of its development. These results are indicative of our team’s deep background and historical track record at bringing new medical devices to market. Importantly, The DenerveX device is designed and developed with input from practicing surgeons and pain management physicians from both the U.S. and the EU, composed in three focus groups, a cadaver lab at NASS last October, and many one on one meetings. We designed what they want, not what we think they want.

To date, no potential distributor candidate in the EU or Asia has turned down the offer to distribute the DenerveX System, and few if any physicians have stated that they would not use the device. All physicians have stated that the current methods of treating patients with RF (Radio Frequency Ablation) do not work. In fact, a recent paper presented at "Spine Week" meeting in China stated that RF treatments of FJS were no more effective than physical therapy.

With a dedicated reimbursement code already in Germany, specifically for the DenerveX procedure, we believe the device is positioned well pending CE Marking. Germany has a population of roughly 85 million people, the largest market in the EU.

Thanks to the many very smart and talented people working on this device and generator, it works as expected. We have successfully developed a device that physicians have told us they wanted and will use. With a highly attractive price point, expected longer term results for patients, and physicians themselves having the ability to earn more from its use, we continue to believe the DenerveX device has the potential of becoming a new gold standard for treatment of the Facet Joint.

In addition to the final stages for the completion of development of the DenerveX device, we continue to explore a sale of our Streamline business, while continuing to look at candidates for new pipeline products. In my earlier letter, I indicated we are consistently looking at new and exciting potential acquisition opportunities that have the potential to create measurable shareholder value. We continue to actively evaluate such opportunities, focusing on those that have the potential to be immediately accretive, or offer a near term path to revenue. Specifically, we are particularly excited about one such opportunity that we’ve identified and are pursuing. We hope to be in position to announce something definitive in upcoming weeks, but there can be no assurance that such opportunity will be formalized.

"Better living through better medicine" is not just a slogan; it's a philosophy that management and our board are committed to seeing through in the form of innovative new products that provide both shareholder value and a lower cost option for suffering patients. Thank you again for your valued support.

Kind regards,

Jarrett Gorlin
Chief Executive Officer

About Medovex:

Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. The Company's first pipeline product, the DenerveX device, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. The DenerveX System is not yet FDA approved and does not have the CE Mark. To learn more about Medovex Corp., visit www.medovex.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION

•	Medovex Corp. Jason Assad 470-505-9905 Email Contact